UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2014

(November 18, 2014)

Aramark

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36223	20-8236097
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania	19107
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code): (215) 238-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2014, certain committees of the board of directors (the “Board”) of Aramark (the “Company”), including the Compensation and Human Resources Committee (the “Compensation Committee”) made certain determinations relating to year-end compensation for certain employees, including with respect to Eric J. Foss, the Company’s Chief Executive Officer and President.

On November 18, 2014, the Compensation Committee approved an increase in Mr. Foss’s base salary for 2015, from $1.391 million to $1.7 million and set a target bonus (one of the factors the Compensation Committee considers in determining bonus payments under the Senior Executive Annual Performance Bonus Plan) for Mr. Foss of 200% of base salary, an increase from a target of 150% of base salary in the prior year. The Compensation Committee and Stock Committee also approved the fiscal 2014 bonus under the Senior Executive Annual Performance Bonus Plan for Mr. Foss of $3.1 million after considering a variety of factors, including Mr. Foss’s target bonus opportunity as well as other performance factors during 2014.

The Compensation Committee and the Stock Committee also granted Mr. Foss 627,262 time-based stock options, 90,719 time-based restricted stock units and a target of 181,438 performance stock units under the Company’s 2013 Stock Incentive Plan with a grant date of November 19, 2014. The time-based options and time-based restricted stock units vest in equal annual installments over a four-year period, subject to continued employment. The performance stock units vest in equal annual installments over a three year period, subject to continued employment, and will be settled in a number of shares of common stock of the Company between 0% and 200% of the target award based on the achievement of an adjusted earnings per share target over the fiscal 2015 period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aramark

By:	/s/ L. Frederick Sutherland
Name:	L. Frederick Sutherland
Title:	Executive Vice President and Chief Financial Officer

November 24, 2014